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                                                                      Exhibit 12


                             USL CAPITAL CORPORATION
                            AND SUBSIDIARY COMPANIES


                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                              THREE MONTHS ENDED          SIX MONTHS ENDED
                                                                    JUNE 30,                   JUNE 30,
                                                             ---------------------        ------------------
(UNAUDITED; IN THOUSANDS)                                    1996             1995        1996          1995
- ---------------------------------------------------------------------------------------------------------------
EARNINGS:
Income before taxes on income per statement of income        $ 55,230      $ 42,997      $110,501      $ 81,145
Add
    Fixed charges                                              78,651        68,705       155,074       135,499
    Distributions and proceeds in excess of net income
    of associated companies                                     1,028           202         1,067           212
                                                             --------      --------      --------      --------

Income as adjusted                                           $134,909      $111,904      $266,642      $216,856
                                                             ========      ========      ========      ========

FIXED CHARGES:
Interest on indebtedness including amortization of debt
    issue costs and discount or premium thereon              $ 78,009      $ 67,996      $153,772      $134,078
Interest factor of annual rentals (1)                             642           709         1,302         1,421
                                                             --------      --------      --------      --------

Fixed charges                                                $ 78,651      $ 68,705      $155,074      $135,499
                                                             ========      ========      ========      ========

Ratio of earnings to fixed charges                                1.7           1.6           1.7           1.6
                                                             ========      ========      ========      ========


(1) The interest portion of annual rentals is estimated to be one-third of such rentals.


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